EXHIBIT 4.9

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated September 22, 2004, by and among NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation (the “Company”), SUNTRUST BANKS, INC., a Georgia corporation (“SunTrust”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (hereinafter called the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 27, 1997, (the “Original Indenture”), as supplemented by First Supplemental Indenture, dated March 27, 1997 (collectively, the “Indenture”), pursuant to which the Company has sold Floating Rate Capital Trust Pass-through Securities(SM) (the “Capital Securities”) of the National Commerce Capital Trust I, a Delaware statutory business trust (the “Trust”), with the proceeds of the sale of the Capital Securities combined with the proceeds from the sale by the Trust to the Company of its common securities (the “Common Securities”) and the proceeds from the sale of $3,000,000 of Capital Securities by the Company through NBC Capital Markets Group, Inc. being used by the Trust to purchase $51,547,000 principal amount of the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 of the Company (the “Subordinated Debt Securities”);

WHEREAS, Section 9.01 of the Original Indenture provides that, without the consent of any holder of Subordinated Debt Securities, the Company and the Trustee may amend or supplement the Indenture to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants of the Company contained in the Indenture and in the Subordinated Debt Securities;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May 7, 2004, by and between SunTrust and the Company (the “Merger Agreement”), the Company will merge with and into SunTrust (the “Merger”) and SunTrust will be the surviving entity;

WHEREAS, in connection with the Merger, at the effective time of the Merger, SunTrust will assume all of the Company’s obligations in connection with the Subordinated Debt Securities and the Indenture;

WHEREAS, the Company is delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 9.05 and 10.03 of the Indenture;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, SunTrust and the Trustee mutually covenant and agree as follows:

ARTICLE 1

ASSUMPTION OF OBLIGATIONS

Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, pursuant to Section 10.01 of the Indenture, SunTrust, as the successor to the Company under the terms of the Merger Agreement, hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt Securities of all series in accordance with the terms of each series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture with respect to each series or established with respect to such series to be kept or performed by the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together; Confirmation. This Second Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Second Supplemental Indenture shall be read together. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 2.02 Definitions. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

Section 2.03 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.04 Headings. The Section headings are for convenience only and shall not affect the construction hereof.

Section 2.05 Effectiveness. This Second Supplemental Indenture shall become effective and operative immediately, without any further action required by the parties hereto, with the effect that the Indenture shall be, for all purposes, supplemented by this Second Supplemental Indenture upon consummation of the Merger notwithstanding the earlier dated execution and delivery of this Second Supplemental Indenture; provided that, if such Merger does not occur on or before October 31, 2004, this Second Supplemental Indenture shall terminate and be void and of no effect.

Section 2.06 The Trustee. The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Second Supplemental Indenture or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company.

Section 2.07 GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
Name:	William R. Reed, Jr.
Title:	President and Chief Financial Officer

SUNTRUST BANKS, INC.

By:	/s/ Raymond D. Fortin
Name:	Raymond D. Fortin
Title:	Senior Vice President and General Counsel

THE BANK OF NEW YORK, as Trustee

By:	/s/ Ming Ryan
Name:	Ming Ryan
Title:	Vice President

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